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                                                                   EXHIBIT 10(g)

                       AMENDMENTS TO THE SYSCO CORPORATION
                             1991 STOCK OPTION PLAN


         The Sysco Corporation 1991 Stock Option Plan (the "Plan"), which was approved by the shareholders on November 8, 1991 and amended effective September 4, 1997, was amended by the Board of Directors effective November 5, 1998, pursuant to Section 12 of the Plan which empowers the Board to amend the Plan from time to time. These amendments are as set forth below.

1. The second sentence of paragraph (d) of Section 6 of the Plan is hereby deleted in its entirety and replaced by the following:

                      "For purposes of this Plan, "fair market value" shall be determined as the last closing price of the Corporation's Common Stock on the New York Stock Exchange (the "Exchange") prior to the date on which fair market value is to be determined."

2. Paragraph (e) of Section 6 of the Plan is hereby deleted in its entirety and replaced by the following:

                      "(e) Medium and Time of Payment. The option price shall be payable on the exercise of the option and may be paid (i) in United States Dollars in cash or by check or (ii) in shares of Corporation Common Stock having an aggregate value equal to the option price or (iii) by a combination of (i) and (ii) above. For purposes of this Section 6(e), "value" means, for any given business day, the average of the quoted daily high and low prices of Corporation Common Stock on the Exchange on such day."

3. Except as amended in the manner described above, the Plan shall be and remain in full force and effect.